Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

PRICING SUPPLEMENT dated February 3, 2023 (To Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce
$30,680,000
Senior Global Medium-Term Notes
Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes due March 12, 2024

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (March 12, 2024, subject to adjustment) is based on the performance of the S&P GSCI® Excess Return Index (the “underlier”) as measured from the trade date to and including the determination date (March 8, 2024, subject to adjustment).If the final underlier level on the determination date is greater than the initial underlier level (295.1975, which was the closing level of the underlier on the trade date), the return on your notes will be positive, subject to the maximum settlement amount ($1,360.00 for each $1,000 principal amount of your notes). If the final underlier level is less than the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes.

The underlier tracks the performance of certain futures contracts on commodities, not physical commodities. Generally, the return on an investment in a commodity futures contract is correlated with, but not the same as, the return on buying and holding the commodity underlying such contract.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●	if the underlier return is positive (i.e. the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 4.0 times (c) the underlier return, subject to the maximum settlement amount; or

●	if the underlier return is zero or negative (i.e. the final underlier level is equal to or less than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000. If the underlier return is negative, this amount will be less than $1,000 and may be zero.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PRS-9 of this Pricing Supplement and “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is $981.80 per note. The estimated value is less than the initial issue price of the notes. See “Additional Information Regarding Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000.00	100.00%	0.96%	99.04%
Total	$30,680,000.00	$30,680,000.00	$294,528.00	$30,385,472.00

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the Prospectus). The notes will not be listed on any U.S. securities exchange.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on February 10, 2023 against payment in immediately available funds.

Goldman Sachs & Co. LLC

The return on your notes will relate to the excess return of the underlier and will not include a total return component. The notes are derivative products based on the performance of the underlier.  The notes do not constitute a direct investment in any commodity futures contract represented by the underlier (each, an “underlier commodity”) or the commodity underlying any such underlier commodity. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any underlier commodity or the commodity underlying any such underlier commodity and will not have any rights as a holder of any underlier commodity or the commodity underlying any such underlier commodity.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially. We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

Goldman Sachs & Co. LLC (“GS&Co.”) or any of its affiliates or agents may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we, GS&Co. or any of our or its respective affiliates or agents informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

ADDITIONAL INFORMATION REGARDING ESTIMATED VALUE OF THE NOTES

On the cover page of this Pricing Supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risk Factors Specific to Your Notes” beginning on page PRS-9 herein.

The economic terms of the notes (including the maximum settlement amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the initial issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities, as discussed further under “Additional Risk Factors Specific to Your Notes — Neither the Bank’s nor GS&Co.’s Estimated Value of the Notes at Any Time Is Determined by Reference to Credit Spreads or the Borrowing Rate the Bank Would Pay for Its Conventional Fixed-Rate Debt Securities.” The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $16.00 per $1,000 principal amount).

Prior to May 3, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through May 2, 2023). On and after May 3, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risk Factors Specific to Your Notes — The Price at Which GS&Co. Would Buy Or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated To Do) Will Be Based on GS&Co.’s Estimated Value of Your Notes”.

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated September 2, 2021 (the “Prospectus”) and the Prospectus Supplement dated September 2, 2021 (the “Prospectus Supplement”), each relating to our Senior Global Medium-Term Notes, for additional information about the notes. Information in this Pricing Supplement supersedes information in the accompanying Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying Prospectus Supplement or Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and GS&Co. has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and GS&Co. is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement nor the accompanying Prospectus Supplement or Prospectus constitutes an offer, or an invitation on our behalf or on behalf of GS&Co., to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the accompanying Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Prospectus Supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

●	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PRS-1

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Terms used but not defined in this Pricing Supplement have the meanings set forth in the accompanying Prospectus Supplement or Prospectus. This section is meant as a summary and should be read in conjunction with the accompanying Prospectus and Prospectus Supplement. This Pricing Supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Underlier: The S&P GSCI® Excess Return Index (Bloomberg symbol, “SPGSCIP Index”), which is published by S&P Dow Jones Indices LLC (“S&P” or the “underlier sponsor”). References herein to an “underlier commodity” are to a commodity futures contract comprising the underlier.

Specified currency: U.S. dollars (“$”)

Principal amount: Each note will have a principal amount of $1,000; $30,680,000.00 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date.

Minimum investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than the principal amount: The amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date): For each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

●	if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return; or

●	if the final underlier level is equal to or less than the initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000. If the final underlier level is less than the initial underlier level, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Upside participation rate: 400.00%

Cap level: 109.00% of the initial underlier level

Maximum settlement amount: $1,360.00 per note

Initial underlier level: 295.1975, which was the closing level of the underlier on the trade date, as listed on Bloomberg Financial Services

Final underlier level: The closing level of the underlier on the determination date

Underlier return: The quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a positive or negative percentage

Trade date: February 3, 2023

PRS-2

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

Original issue date (settlement date): February 10, 2023

Determination date: March 8, 2024, subject to adjustment as described under “Additional Terms of the Notes—Consequences of a Non-Trading Day or a Market Disruption Event” beginning on page PRS-4 herein.

Stated maturity date: March 12, 2024, unless that date is not a business day, in which case the maturity date will be postponed to the next following business day. Additionally, if the determination date is postponed as described under “Additional Terms of the Notes—Consequences of a Non-Trading Day or a Market Disruption Event” below, the stated maturity date will be the second scheduled business day after the determination date as postponed.

Business day: a day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. A day is a scheduled business day if, as of the trade date, such day is scheduled to be a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

Trading day: a day on which (i) all of the trading facilities on which the underlier commodities included in the underlier are traded are open for trading during their regular trading session notwithstanding any such trading facility closing prior to its scheduled closing time, (ii) the underlier is calculated and published by the underlier sponsor and (iii) the calculation agent in New York City is open for business. Although the underlier sponsor may publish an underlier level on a day when one or more of the trading facilities for the underlier commodities that comprise the underlier are closed, that day would not be a trading day. When we refer to a scheduled trading day, we mean a day that is scheduled to be such a day as of the trade date.

Underlier commodity trading day: with respect to an underlier commodity included in the underlier, a day on which the relevant trading facility on which such underlier commodity is traded is open for trading for its regular trading session, notwithstanding any such trading facility closing prior to its scheduled closing time. When we refer to a scheduled underlier commodity trading day, we mean a day that is scheduled to be such a day as of the trade date.

Closing level: on any trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day

Same-day settlement and payment: The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will pay the payments on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of default and acceleration: If the notes have become immediately due and payable following an Event of Default (as defined under “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the notes, the default amount payable will be equal to the cash settlement amount described in this Pricing Supplement, calculated as though the date of acceleration were the stated maturity date and the Determination date were the second scheduled trading day prior to the stated maturity date, as accelerated.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

Withholding: The Bank or the applicable paying agent will deduct or withhold from a payment on a note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a note will not be increased by any amount to offset such deduction or withholding.

No listing: The offered notes will not be listed on any securities exchange

Calculation agent: Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent has the sole discretion to make all determinations regarding the notes as described in this Pricing Supplement. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

CUSIP / ISIN: 13607XFA0 / US13607XFA00

PRS-3

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

ADDITIONAL TERMS OF THE NOTES

Consequences of a Non-Trading Day or a Market Disruption Event

The determination date will be fixed after allowing for any postponement for a non-trading day or market disruption event as described below.

In the event that the calculation agent determines that any day that is scheduled to be the determination date is not a trading day, the determination date will be postponed to the first following trading day, provided that in no event will the originally scheduled determination date be postponed due to a non-trading day to a date later than (i) the originally scheduled maturity date or (ii) if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. References herein to the “adjusted” determination date shall be to the determination date as so postponed due to a non-trading day.

After application of the provisions in the immediately preceding paragraph, if applicable in the case of a non-trading day, in the event that the calculation agent determines that a market disruption event with respect to an underlier commodity included in the underlier has occurred or is continuing on any day that is scheduled to be the determination date (to the extent the originally scheduled determination date is a trading day), or has occurred or is continuing on the adjusted determination date (to the extent the originally scheduled determination date is not a trading day), such originally scheduled or adjusted determination date will be postponed as set forth below and the pricing of all underlier commodities included in the underlier that are not affected by a market disruption event will occur on such originally scheduled or adjusted determination date. However, each underlier commodity included in the underlier that is affected by a market disruption event will be priced on the earlier of:

(i)               the first following underlier commodity trading day on which a market disruption event does not occur and is not continuing in respect of that underlier commodity; and

(ii)              the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted determination date, if a market disruption event occurs or is continuing for five consecutive scheduled underlier commodity trading days.

The earlier of such dates in (i) and (ii) will be the underlier commodity determination date for such underlier commodity in relation to such originally scheduled or adjusted determination date.

If a market disruption event for an underlier commodity has occurred or is continuing as determined by the calculation agent on the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted determination date (which will in this instance be the underlier commodity determination date for such affected underlier commodity), then the price of such underlier commodity to be used in calculating the closing level of such underlier for the determination date will be determined by the calculation agent on such underlier commodity determination date for such underlier commodity taking into consideration the latest available quotation for the relevant underlier commodity and any other information that it deems relevant on such underlier commodity determination date and notwithstanding that a market disruption event has occurred or is continuing for such underlier commodity on that sixth scheduled underlier commodity trading day.

The calculation agent will then determine the closing level of the underlier for the determination date on the latest to occur of such underlier commodity determination dates (and such latest of the underlier commodity determination dates will be the actual determination date for the underlier) by reference to the settlement price or other prices of each underlier commodity included in such underlier determined by the calculation agent as described above or as published by the relevant trading facility on which such underlier commodity is traded, as applicable, on the relevant underlier commodity determination date using the then current method for calculating the underlier in existence as of the originally scheduled or adjusted determination date and notwithstanding that a market disruption has occurred or is continuing for such underlier commodity on that underlier commodity determination date.

In such case, the closing level of different underlier commodities may be determined on different underlier commodity determination dates and the closing level of the underlier will be determined on the actual determination date and, as a consequence, the originally scheduled maturity date for your notes linked to such determination date will be postponed to the second scheduled business day after the actual determination date, as postponed.

Any of the following will be a market disruption event with respect to any underlier commodity included in the underlier on any given day:

PRS-4

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

●	the settlement price for such underlier commodity on such trading day is a “limit price”, which means that the settlement price for such underlier commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such underlier commodity is traded;

●	failure by the trading facility on which such underlier commodity is traded or other price source to announce or publish the settlement price for such underlier commodity on such trading day; or

●	trading in any underlier commodity on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such underlier commodity does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an underlier commodity as published by the trading facility on which it is traded. “Price source” means the publication (or such other origin of reference, including a trading facility) containing (or reporting) the settlement price (or prices from which the settlement price is calculated).

References to a underlier in this description of market disruption events includes any successor underlier as it may be modified, replaced or adjusted from time to time.

Discontinuance or Modification of the Underlier

If, with respect to the underlier, the underlier sponsor discontinues publication of the underlier, and the underlier sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the underlier or if the calculation agent designates a substitute index, then the calculation agent will determine the amount payable on the maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor underlier.

If the calculation agent determines that, with respect to the underlier, the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the amount payable on the maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If, with respect to the underlier, the calculation agent determines that the underlier, the underlier commodities comprising the underlier or the method of calculating the underlier or the underlier commodities is materially modified at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier commodities, and whether the modification is made by the underlier sponsor under a modification of its policies, is due to the publication of a successor index, is due to events affecting one or more of the underlier commodities or their publishers, or is due to any other reason (other than a change or modification prescribed in that formula or method relating to the weighting or composition of such commodity index, the weighting of the underlier commodities comprising the underlier and/or other routine events or modifications as determined by the calculation agent) — then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the underlier used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Notwithstanding these alternative arrangements, any changes to the underlier may adversely affect the market value of the notes.

PRS-5

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by CIBC) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Trade Date) Is Lower Than the Initial Issue Price of the Notes” in this Pricing Supplement and “Additional Information Regarding Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	400.00%
Cap level	109.00% of the initial underlier level
Maximum settlement amount	$1,360.00 per note

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier commodities or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the principal amount and held to the stated maturity date

The actual performance of the underlier over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this Pricing Supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier commodities.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

PRS-6

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Principal Amount)
200.000%	136.000%
130.000%	136.000%
110.000%	136.000%
109.000%	136.000%
107.000%	128.000%
105.000%	120.000%
103.000%	112.000%
101.000%	104.000%
100.000%	100.000%
90.000%	90.000%
75.000%	75.000%
60.000%	60.000%
50.000%	50.000%
35.000%	35.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes. In addition, if the final underlier level were determined to be 200.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 136.000 % of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 109.000% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 109.000% (the section right of the 109.000% marker on the horizontal axis) would result in a capped return on your investment.

PRS-7

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier commodities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PRS-18 of this Pricing Supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

PRS-8

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus and Prospectus Supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus and Prospectus Supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier commodities, i.e., the commodity futures contracts comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Structure Risks

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the initial underlier level, you will lose, for each $1,000 of the principal amount of your notes, an amount equal to the product of (i) the underlier return times (ii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to principal amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier commodities.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be the closing level of the underlier on the determination date (subject to adjustment as described in this Pricing Supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

Underlier Risks

The Underlier Reflects Excess Return or Price Return, Not Total Return

The return on your notes is based on the performance of the underlier, which reflects the returns that are potentially available through an unleveraged investment in the underlier commodities. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlier commodities. The return on your notes will not include such a total return feature or interest component.

PRS-9

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

Changes in the Composition and Valuation of the Underlier, or Discontinuation or Modification of the Underlier, May Adversely Affect the Value of Your Notes

The composition of the underlier may change over time, as additional futures contracts satisfy the eligibility criteria of the underlier or the underlier commodities fail to satisfy such criteria and those changes could impact the composition of the underlier. A number of modifications to the methodology for determining the contracts to be included in the underlier, and for valuing the underlier, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

As described under “Additional Terms of the Notes — Discontinuance or Modification of the Underlier” above, if the calculation agent determines that the changes to the underlier are fundamental in nature, the calculation agent may make such adjustments in the rules of the underlier or the method of its calculation as it believes are appropriate so that the final underlier level calculated based on the modified underlier and then-current underlier methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that the underlier sponsor discontinues publication of the underlier, the calculation agent may calculate the underlier level during the remaining term of your notes as described under “Additional Terms of the Notes — Discontinuance or Modification of the Underlier” above. Because such calculation will, in that event, no longer be based on the underlier sponsor’s calculation of the underlier, it is possible that the value of your notes will be adversely affected when compared to the situation in which the underlier were still being published.

Data Sourcing and Calculation Risks Associated with the Underlier May Adversely Affect the Market Price of the Notes

Because the notes are linked to the underlier, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual weighting and composition of the underlier will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the underlier commodities. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlier for the following period. Additionally, the underlier sponsor may not discover every discrepancy.

In addition, the underlier sponsor’s index committee may revise underlier policy covering rules for selecting underlier commodities or any other matters. The underlier sponsor has discretion in making decisions with respect to the underlier and has no obligation to take the needs of any parties to transactions involving the underlier into consideration when constituting, reweighting or making any other changes to the underlier.

The Policies of the Underlier Sponsor or its Agent and Changes That Affect the Underlier and the Underlier Commodities Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier is calculated in accordance with a prescribed methodology that has been publicly disclosed by the underlier sponsor. However, the underlier sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the underlier methodology and also reserves discretion to make decisions regarding the underlier. The policies of the underlier sponsor concerning the calculation of the underlier, additions, deletions or substitutions of the underlier commodities and the manner in which changes affecting those underlier commodities (such as rebalancing of the underlier commodities or roll schedules) are reflected in the underlier, and by extension could affect the level of the underlier and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and the market value of your notes could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which it calculates the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes based on the level of the underlier. If events such as these occur, the calculation agent — which initially will be the Bank — may determine the applicable levels of the underlier on any such date — and thus the cash settlement amount — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the underlier on the determination date and the cash settlement amount more fully under “Additional Terms of the Notes — Discontinuance or Modification of the Underlier” above.

The Bank Cannot Control Actions by the Underlier Sponsor and the Underlier Sponsor Has No Obligation to Consider Your Interests

PRS-10

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

The Bank and its affiliates are not affiliated with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlier. The underlier sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of your notes.

In the event that the underlier sponsor discontinues publication of the underlier, the calculation agent may calculate the level of the underlier during the remaining term of your notes as described under “Additional Terms of the Notes—Discontinuance or Modification of the Underlier” herein. Because such calculation will, in that event, no longer be based on the underlier sponsor’s calculation of the underlier, it is possible that the value of your notes will be adversely affected when compared to the situation in which the underlier were still being published.

The Underlier May In the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The underlier was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the underlier continues to be composed exclusively of regulated futures contracts. As described below, however, the underlier may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the underlier, may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

It Is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in the Underlier Relative to Their Current Prices May Have on Its Value

The underlier is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the underlier approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling”.

If the market for these contracts is in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield”, and the change in price that contracts experience while they are components of the underlier is sometimes referred to as a “spot return”. An investor in the underlier cannot receive either the roll yield or the spot return separately. The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the underlier. Because of the potential effects of negative roll yields, it is possible for the value of the underlier to decrease significantly over time even when the near-term or the spot prices of the underlier commodities are stable or increasing. It is also possible, when the near-term or the spot prices of the underlier commodities are decreasing, for the value of the underlier to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

Certain underlier commodities included in the underlier, such as gold, have historically traded in contango markets and the underlier has experienced periods in which many of these commodities are in contango. Although certain of the commodity futures contracts included in the underlier have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.

The Underlier Sponsor May Be Required to Replace a Designated Contract If the Existing Commodity Futures Contract Is Terminated or Replaced

PRS-11

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

A commodity futures contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the underlier. Data concerning this designated contract will be used to calculate the underlier. If a designated contract were to be terminated or replaced, a comparable commodity futures contract may be selected by the underlier sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the underlier.

Commodity Prices as Well as the Underlier Commodities May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the underlier commodities are affected by a variety of factors, including weather, governmental programs and policies, public health, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. Costs related to physical settlement of commodities, including storage and transportation costs, also may be reflected in the prices of the underlier commodities and therefore in the underlier level. These factors may adversely affect the level of the underlier and the value of your notes in varying ways, and different factors may cause the prices of different underlier commodities, and the volatilities of their prices, to move, sometimes sharply, in inconsistent directions and at inconsistent rates.

You Have No Rights With Respect to Any Underlier Commodity or the Commodity Underlying Such Underlier Commodity or Rights to Receive Any Underlier Commodity or Commodity Underlying Such Underlier Commodity

Investing in the notes will not make you a holder of an underlier commodity or the commodity underlying such underlier commodity. Neither you nor any other holder or owner of your notes will have any rights with respect to an underlier commodity or commodity underlying such underlier commodity. Any amounts payable on your notes will be made in cash, and you will have no right to receive an underlier commodity or the commodity underlying such underlier commodity.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which effected substantial changes to the regulation of the futures and OTC derivative markets, was enacted in July 2010. Dodd-Frank required regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted the required regulations, some of them have only recently become effective. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020, the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule began on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Despite the compliance date for economically equivalent swaps having passed, there remains substantial market uncertainty as to the exact scope of what constitutes an economically equivalent swap. Related to the position limits rule, the CFTC has recently adopted final rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the proposed position limits rule, final aggregation rules and other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, capital requirements, margin, recordkeeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the Reference Asset or underlying

PRS-12

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

commodities, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the EU MiFID II Directive (2014/65/EU), which has applied since January 3, 2018, introduces a new regime for EU Member States to establish and apply position limits on the net position which a person can hold at any time in commodity derivatives traded on trading venues and in economically equivalent OTC contracts. These position limits are set (and periodically revised) according to a methodology determined at the EU level, but applied by EU Member State authorities.

By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) currently requires reporting of derivatives and various risk mitigation techniques such as timely confirmation, mandatory margin exchange and portfolio reconciliation to be applied to OTC derivatives. Mandatory clearing is in the process of being implemented by class of counterparty and derivative asset class.

Changes to be implemented under both EMIR and MiFID II will impact a broad range of counterparties, both outside and within the EU, and are expected to increase the cost of transacting derivatives.

Ongoing Commodities-Related Regulatory Investigations and Private Litigation Could Affect Prices for Futures Contracts, Which Could Adversely Affect Your Notes

The underlier is comprised of 24 commodities futures contracts, including five metals contracts that trade on the London Metal Exchange (aluminum, copper, lead, nickel and zinc) and two metals contracts that trade on the Commodities Exchange Inc. (gold and silver). An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities and futures contracts. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities and futures contracts are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the prices of the futures contracts in the underlier may be affected, which may thereby adversely affect the level of the underlier and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices and futures contract prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of an underlier commodity and the commodity underlying such underlier commodity may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of such underlier commodity and the commodity underlying such underlier commodity. In the future, any such artificially lower (or higher) prices could have an adverse impact on the underlier and any payments on, and the value of, your notes and the trading market for your notes.

Information on the Underlier May Not Be Readily Available

There is no systematic reporting of last-sale information for many commodities and commodity indices. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable level relevant for determining the value of your notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the commodity markets.

Suspensions or Disruptions of Market Trading in the Underlier or the Underlier Commodities May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary and potentially long-lasting distortions or other disruptions due to various factors. If a market disruption event has occurred with respect to the underlier, the calculation agent will

PRS-13

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

determine the level of the underlier as described under “Additional Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” above. Under the circumstances described above, the level of the underlier and the value of your notes may be adversely affected. See also “The calculation agent can postpone the determination date if a non-trading day occurs and can postpone the determination date if a market disruption event occurs or is continuing” herein.

Commodity Markets May Be Subject to Limit Prices

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of a futures contract or a commodity index. The occurrence of “limit prices” amounts to a market disruption event which may result in the calculation agent postponing the determination date.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The underlier consists of 24 futures contracts on physical commodities, a number of which are traded outside of the U.S. You should be aware that investments in securities linked to the value of foreign commodity futures contracts involve particular risks.

Commodity futures contracts on foreign trading facilities are not regulated by U.S. regulatory authorities. The regulations of the CFTC do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums, and political or diplomatic events. It is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity futures contracts included in the underlier. In addition, because foreign trading facilities may be open on days when the level of the underlier is not published, the value of the commodities underlying the underlier may change on days when the underlier level is unavailable.

Investors Should Investigate the Underlier and the Underlier Commodities As If Investing Directly

Investors should conduct their own diligence of the underlier and the underlier commodities as an investor would if it were directly investing in the underlier or the underlier commodities.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlier or the underlier commodities.  Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed with respect to the underlier or the underlier commodities. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the underlier or the underlier commodities could affect any payment at maturity.  Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the underlier or the underlier commodities.

The Historical Performance of the Underlier Should Not Be Taken as an Indication of Its Future Performance

The final level of the underlier will determine the amount to be paid on the notes at maturity. The historical performance of the underlier does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the level of the underlier will rise or fall during the term of the notes. The level of the underlier will be influenced by complex and interrelated political, economic, financial and other factors.

We and Our Respective Affiliates Have No Affiliation with the Underlier Sponsor and Have Not Independently Verified Its Public Disclosure of Information

PRS-14

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

We and our respective affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

Conflicts of Interest

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Our Economic Interests and Those of GS&Co. and any Dealer Participating in the Offering of the Notes Will Potentially Be Adverse to Your Interests

You should be aware of the following ways in which our economic interests and those of GS&Co. and any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

Research reports by our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the underlier. Our affiliates, GS&Co. or its affiliates or any dealer participating in the offering of the notes or its affiliates may, at present or in the future, publish research reports on the underlier, an underlier commodity or the commodity underlying such underlier commodity. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on the underlier, an underlier commodity or the commodity underlying such underlier commodity could adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the underlier from multiple sources and should not rely on the views expressed by us or our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates. In addition, any research reports on the underlier, an underlier commodity or the commodity underlying such underlier commodity published on or prior to the trade date could result in an increase in the level of the underlier on the trade date, which would adversely affect investors in the notes by increasing the level at which the underlier must close on the determination date in order for investors in the notes to receive a favorable return.

Hedging activities by our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may adversely affect the level of the underlier. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire an underlier commodity included in the underlier or and/or other instruments linked to the underlier or an underlier commodity. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in any underlier commodity, or derivative or synthetic instruments related to the underlier, an underlier commodity or the commodity underlying such underlier commodity, they may liquidate a portion of such holdings at or about the time of the determination date or at or about the time of a change in an underlier commodity included in the underlier. These hedging activities could potentially adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the notes.

PRS-15

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

Trading activities by our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may adversely affect the level of the underlier. Our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may engage in trading in an underlier commodity and other instruments relating to the underlier or such underlier commodity on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the price of such underlier commodity and, therefore, adversely affect the value of and your return on the notes.

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or distribution expense fee that the participating dealer receives for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

Tax Risks

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. See the section of this Pricing Supplement entitled “United States Federal Income Tax Considerations.” Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of this Pricing Supplement entitled “United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

General Risks

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” in the accompanying Prospectus.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Initial Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which GS&Co. or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly

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lower than the initial issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the initial issue price. The cost of hedging includes the projected profit that we, our affiliates, GS&Co. or any other third-party who may conduct hedging activities related to the notes, including any dealer in the notes, may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by GS&Co. as a result of dealer discounts, mark-ups or other transaction costs. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

The Bank’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Trade Date) Is Lower Than the Initial Issue Price of the Notes

The Bank’s initial estimated value of the notes is only an estimate. The initial issue price of the notes exceeds the Bank’s initial estimated value. The difference between the initial issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.

Neither the Bank’s nor GS&Co.’s Estimated Value of the Notes at Any Time Is Determined by Reference to Credit Spreads or the Borrowing Rate the Bank Would Pay for Its Conventional Fixed-Rate Debt Securities

The Bank’s initial estimated value of the notes was determined and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt securities. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including GS&Co.’s) Estimates

The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. or any other party would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Price at Which GS&Co. Would Buy Or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated To Do) Will Be Based on GS&Co.’s Estimated Value of Your Notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth above under “Additional

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Information Regarding Estimated Value of the Notes” above. Thereafter, if GS&Co. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “—The Notes Will Not Be Listed on Any Securities Exchange and Your Notes May Not Have an Active Trading Market” below.

The Notes Will Not Be Listed on Any Securities Exchange and Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●	the levels of the underlier;

●	the volatility — i.e., the frequency and magnitude of changes — in the underlier;

●	economic, financial, regulatory, political, military, public health and other events that affect commodity markets generally and the market segments of which the underlier commodities are a part, and which may affect the level of the underlier;

●	interest rates and yield rates in the market;

●	the time remaining until your notes mature; and

●	our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

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These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction.  If you sell your notes before maturity, you may receive less than the principal amount of your notes.

You cannot predict future changes in the underlier level based on historical changes in the level of the underlier.  The actual changes in the level of the underlier over the life of the notes, as well as the amount payable on the maturity date, may bear little or no relation to the historical levels of the underlier or to the hypothetical return examples shown elsewhere in this Pricing Supplement.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the underlier.  Changes in the underlier level may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

There Is No Assurance That the Investment View Implicit In the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the underlier or the price of any underlier commodity will rise or fall. There can be no assurance that the level of the underlier will rise above the initial underlier level. The final underlier level may be influenced by complex and interrelated political, economic, financial and other factors that affect the price of an underlier commodity. You should be willing to accept the risks of an investment in commodity futures contracts generally and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the underlier or any underlier commodity will result in your receiving an amount greater than or equal to the principal amount of your notes.  Certain periods of historical performance of the underlier or an underlier commodity would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past.  See “The Underlier” in this Pricing Supplement for further information regarding the historical performance of the underlier.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to CIBC as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes or the underlier or underlier commodities, directly or indirectly, which may adversely impact the market for or value of your notes.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the initial issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the cap level and the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the maximum settlement amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to principal amount. Similarly, if the final underlier level is less than the initial underlier level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

The Calculation Agent Can Postpone the Determination Date If a Non-Trading Day Occurs and Can

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Postpone the Determination Date If a Market Disruption Event Occurs or Is Continuing

If the calculation agent determines that any day that is scheduled to be the determination date is not a trading day, the determination date will be postponed as set forth under “Additional Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” above. If the calculation agent determines that a market disruption event with respect to the underlier has occurred or is continuing on any day that is the originally scheduled or adjusted determination date, such originally scheduled or adjusted determination date will be postponed as set forth under “Additional Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” above.

As a result of any of the foregoing, the stated maturity date may also be postponed, as described under “Summary Information — Key Terms — Stated maturity date” and “Additional Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” above. In such a case, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the closing level of the underlier is not available on the determination date because of a non-trading day, a market disruption event or for any other reason (except as described under “Additional Terms of the Notes — Discontinuance or Modification of an Underlier” above), in certain circumstances, the calculation agent will determine the underlier level in accordance with the procedure described under “Additional Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” above.

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THE UNDERLIER

We have derived all information contained in this Pricing Supplement regarding the underlier, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the S&P. The underlier was developed, and is calculated, maintained and published by S&P.

The S&P GSCI® Excess Return Index, which we also refer to in this description as the “index”:

●	is a commodity index, and therefore cannot be invested in directly;

●	does not file reports with the SEC because it is not an issuer;

●	has a launch date of May 1, 1991, with a base level of 100 as of its base date, January 2, 1970; and

●	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The index is designed to track a basket of commodity futures contracts on physical commodities that satisfy specified criteria and to be a measure of the performance of the markets for these commodities. The index represents the return of a portfolio of commodity futures contracts that are rolled forward each month during a designated roll period, which generally keeps investment in the nearby futures contract months. The index is calculated primarily on a world production-weighted basis and limits eligible contracts to those with adequate liquidity. There is no limit on the number of contracts that may be included in the S&P GSCI® Excess Return Index.

Neither we nor any of our affiliates made any due diligence inquiry with respect to the S&P GSCI® Excess Return Index or make any representation that any public information regarding the S&P GSCI® Excess Return Index or S&P Dow Jones Indices is accurate or complete.

Although GS&Co. initially developed the S&P GSCI® Excess Return Index, the S&P GSCI® Excess Return Index is not owned, endorsed, or approved by or associated with GS&Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the S&P GSCI® Excess Return Index. Additional information about the index may be obtained from the following website: spglobal.com/spdji/en/indices/commodities/sp-gsci/#overview. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Composition of the S&P GSCI® Excess Return Index

Contract Eligibility

In order to be included in the S&P GSCI® Excess Return Index, a contract must satisfy the following eligibility criteria:

●	The contract must be in respect of a physical commodity and not a financial instrument (e.g., securities, currencies, interest rates, etc.). The contracts on a particular commodity (the “underlying commodity”) need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

●	The contract must:

●	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

●	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

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●	be traded on an exchange, facility or platform (referred to as a “trading facility”) which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Excess Return Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods. A “contract expiration” means a date or term specified by the trading facility on or through which a contract is traded, during or after which such contract will expire, or delivery or settlement will occur.

Moreover, a contract considered for the S&P GSCI® Excess Return Index must be:

●	denominated in U.S. dollars; and

●	traded on or through a trading facility that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development.

The official settlement price provided by the exchange (referred to as the “daily contract reference price”) for such contract generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion of the contract in the S&P GSCI® Excess Return Index.

For a contract to be eligible for inclusion in the S&P GSCI® Excess Return Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

In order for a contract to be included in the S&P GSCI® Excess Return Index, it must meet certain “total dollar value trading” requirements, which is a measure of the total annualized quantity of such contract traded over a specified period expressed in physical units. The requirements differ depending on whether or not a contract is already included in the S&P GSCI® Excess Return Index at the time constituents are being reviewed by S&P Dow Jones Indices.

A contract already included in the S&P GSCI® Excess Return Index at the time constituents are being reviewed by S&P Dow Jones Indices:

●	that is the only contract on the relevant commodity included in the S&P GSCI® Excess Return Index must, in order to continue to be included in the S&P GSCI® Excess Return Index after such time, have an annualized total dollar value traded of at least U.S. $5 billion over the relevant period and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination. The total dollar value traded is the dollar value of the total annualized quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

●	that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Excess Return Index at such time must, in order to continue to be included in the S&P GSCI® Excess Return Index after such time, have an annualized total dollar value traded of at least U.S. $10 billion throughout the relevant period and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

●	must have a reference percentage dollar weight of at least 0.10% for continued inclusion. The reference percentage dollar weight of a contract is determined by multiplying the contract production weight (described below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Excess Return Index and each contract’s percentage of the total is then determined.

A contract being considered for new inclusion in the S&P GSCI® Excess Return Index by S&P Dow Jones Indices:

●	that is based on a commodity that is not represented in the S&P GSCI® Excess Return Index at such time must, in order to be added to the S&P GSCI® Excess Return Index at such time, have an annualized total dollar value traded, over the relevant period, of at least U.S. $15 billion.

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●	that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Excess Return Index at such time must, in order to be added to the S&P GSCI® Excess Return Index at such time, have an annualized total dollar value traded of at least U.S. $30 billion throughout the relevant period.

●	must have a reference percentage dollar weight of at least 1.00% at the time of determination.

Determination of Number of Contracts

If two or more contracts on the same commodity satisfy the eligibility criteria, and the portion of the S&P GSCI® Excess Return Index attributable to that commodity does not exceed an applicable threshold, the additional contracts are included in the S&P GSCI® Excess Return Index in the order of their respective total quantity traded during the relevant period, with the contract having the highest total quantity traded being included first. No further contracts on a commodity will be included if the inclusion would result in the portion of the S&P GSCI® Excess Return Index attributable to such commodity exceeding the applicable threshold.

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Excess Return Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Excess Return Index is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Excess Return Index.

The 24 contracts currently included in the S&P GSCI® Excess Return Index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The following table sets forth the futures contracts currently included in the S&P GSCI® Excess Return Index, the exchanges on which they are traded and their contract production weights for 2023.

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Trading Facility	Commodity	2023 Contract Production Weight
CBT	Chicago Wheat	19263.74
KBT	Kansas Wheat	8365.251
CBT	Corn	43970.54
CBT	Soybeans	12491.57
ICE - US	Coffee	21127.24
ICE - US	Sugar	391575.0
ICE - US	Cocoa	5.170340
ICE - US	Cotton	54332.83
CME	Lean Hogs	96620.79
CME	Live Cattle	110633.0
CME	Feeder Cattle	31753.94
NYM / ICE	WTI Crude Oil	12079.15
NYM	Heating Oil	75458.02
NYM	RBOB Gasoline	82553.26
ICE - UK	Brent Crude Oil	10693.69
ICE - UK	Gasoil	319.4099
NYM / ICE	Natural Gas	39421.14
LME	Aluminum	67.89000
LME	Copper	23.84000
LME	Lead	2.093800
LME	Nickel	11.22000
LME	Zinc	13.52000
CMX	Gold	103.7183
CMX	Silver	879.0015

Calculation of the S&P GSCI® Excess Return Index

On any S&P GSCI® Excess Return Index business day, the level of the S&P GSCI® Excess Return Index is equal to the product of (i) the level of the S&P GSCI® Excess Return Index on the preceding S&P GSCI® Excess Return Index business day and (ii) one plus the contract daily return (described below) on the S&P GSCI® Excess Return Index business day on which the calculation is made. The result of the foregoing calculation is then rounded to seven digits for precision. The term “S&P GSCI® Excess Return Index business day” means a day on which the S&P GSCI® Excess Return Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Contract Daily Return

On any S&P GSCI® Excess Return Index business day, the contract daily return is equal to the total dollar weight (described below) on such day divided by the total dollar weight on the preceding S&P GSCI® Excess Return Index business day minus one.

Total Dollar Weight

The total dollar weight of the S&P GSCI® Excess Return Index on any S&P GSCI® Excess Return Index business day is equal to the sum of the dollar weights of all futures contract months. The dollar weight of a designated contract not during a roll period is equal to:

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(a)	the daily contract reference price for that designated contract on the day on which the calculation is made, multiplied by

(b)	the contract production weight for that designated contract on the day on which the calculation is made.

The futures contracts that comprise the S&P GSCI® Excess Return Index must be liquidated or rolled forward into more distant contract expirations as they approach expiration. A “roll period” means the period of five S&P GSCI® Excess Return Index business days beginning on the fifth and ending on the ninth S&P GSCI® Excess Return Index business day of each calendar month when futures contracts that are closest to expiration (the “first nearby contract expiration”) are liquidated and replaced with futures contracts that are the next closest to expiration (the “roll contract expiration”). The “contract roll weight” is a measure of how much of the weight of the first nearby contract expiration has been shifted to the roll contract expiration.

The dollar weight of a designated contract during a roll period is equal to:

(i)	the daily contract reference price with respect to the first nearby contract expiration multiplied by the contract production weight with respect to the first nearby contract expiration multiplied by the contract roll weight with respect to the first nearby contract expiration, plus

(ii)	the daily contract reference price with respect to the roll contract expiration multiplied by the contract production weight with respect to the roll contract expiration multiplied by the contract roll weight with respect to the roll contract expiration, provided that for roll periods in which a re-weighting is implemented, (A) the first nearby contract expiration and the roll contract expiration could have different contract production weights and (B) the product of (i) above is also multiplied by the quotient of the new normalizing constant divided by the old normalizing constant. The “normalizing constant” is a divisor used to ensure the continuity of the S&P GSCI® Excess Return Index over time and is determined each time the composition of the S&P GSCI® Excess Return Index is re-weighted pursuant to the index methodology.

Adjustment of Roll Period

On any S&P GSCI® Excess Return Index business day, the occurrence of either of the following circumstances will result in an adjustment of the designated roll weights during the designated roll period according to the procedure set forth below:

●	no daily contract reference price is available for a given contract expiration (i.e., an exchange holiday occurs on such S&P GSCI® Excess Return Index business day).

●	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a limit price).

If either of the above events occur, the portion of the roll that would otherwise have taken place on that S&P GSCI® Excess Return Index business day will take place on the next S&P GSCI® Excess Return Index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the index committee will convene to determine the appropriate course of action, which may include guidance from the relevant exchange.

Contract Production Weights

The S&P GSCI® Excess Return Index is a production-weighted index, and S&P Dow Jones Indices ascertains the quantity of each designated contract to be included in the S&P GSCI® Excess Return Index, which is referred to as the contract production weight. In calculating the contract production weight of each designated contract, the world production average of each underlying commodity is allocated to the corresponding designated contracts that can best support liquidity. The calculation of the contract production weights of the designated contracts involves a four-step process: (1) determination of the world production quantity (described below) of each underlying commodity, (2) determination of the world production average (described below) of each underlying commodity over the relevant five-year period (described below), (3) calculation of the contract

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production weight based on the designated contract's percentage of the total quantity traded, and (4) certain adjustments to the contract production weights.

(1) World Production Quantities and Averages

The world production quantity of each underlying commodity is the five-year sum of the total world production over the relevant five-year period, and an average is calculated over the five-year period to determine the world production average. The data is reported on a three-year lag.

S&P Dow Jones Indices will generally use the same sources of information used to determine the contract production weights for or during the immediately preceding year. If such sources are not reasonably available or do not contain the necessary information, or if S&P Dow Jones Indices determines the information included in any such sources is inaccurate, unreliable or contains an obvious and indisputable error, S&P Dow Jones Indices will identify alternative sources of information. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P Dow Jones Indices, in consultation with the S&P GSCI® Excess Return Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

(2) Calculation of World Production Averages

The world production averages of each underlying commodity is equal to its world production quantity over the relevant five-year period, divided by five. The world production average is simply the average annual production amount of the underlying commodity based on the world production quantity over a five-year period.

(3) Calculation of Contract Production Weights

In calculating the contract production weight of each designated contract on a particular underlying commodity, the world production average of such underlying commodity is allocated to those designated contracts that can best support liquidity.

With respect to each designated contract, the contract production weight is equal to (a) (i) if there is only one designated contract on the underlying commodity, one (1), and (ii) if there is more than one designated contract on the underlying commodity, the percentage of the total quantity traded of the underlying commodity over the 12-month period ending on August 31st of the immediately preceding year that is traded pursuant to the designated contract, multiplied by (b) the world production average of the underlying commodity, and divided by (c) 1,000,000.

(4) Adjustments to the Contract Production Weights

Contract production weights may be adjusted to ensure that the contract production weight of each designated contract on the underlying commodity is at a level sufficient to support trading activity in the S&P GSCI® Excess Return Index, but not disproportionately high. The final contract production weights are rounded to seven digits of precision. The new contract production weights are implemented during the designated January roll period.

Index Maintenance

S&P Dow Jones Indices, in consultation with the S&P GSCI® Excess Return Index Committee, determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Excess Return Index are necessary or appropriate in order to assure that the S&P GSCI® Excess Return Index represents a measure of commodity market performance and the tradability of the S&P GSCI® Excess Return Index. S&P Dow Jones Indices has the discretion to make any such modifications, in consultation with the S&P GSCI® Excess Return Index Committee.

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The composition of the S&P GSCI® Excess Return Index is reviewed on a quarterly basis by S&P Dow Jones Indices.

Identification of Designated Contract Expirations

Because the S&P GSCI® Excess Return Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Excess Return Index during a given year are designated by S&P Dow Jones Indices, in consultation with the S&P GSCI® Excess Return Index Committee, provided that each such futures contract must be a contract actively trading from a designated commodity exchange or approved pricing source. If a trading facility deletes a futures contract month, the futures contract month will be deleted from the S&P GSCI® Excess Return Index for the remainder of the year. The S&P GSCI® Excess Return Index will be calculated based on the remaining futures contract months for the rest of the year designated by S&P Dow Jones Indices. If an exchange ceases trading in all futures contract months relating to a particular contract, S&P Dow Jones Indices may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Excess Return Index. Any replacement will be effected during the next monthly roll period.

The S&P GSCI® Excess Return Index Committee

S&P Dow Jones Indices has established the S&P GSCI® Excess Return Index Committee to oversee the daily management and operations of the S&P GSCI® Excess Return Index, and to be responsible for all analytical methods and calculation in the S&P GSCI® Excess Return Index. The S&P GSCI® Excess Return Index Committee is comprised of full-time professional members of S&P Dow Jones Indices staff. At each meeting, the S&P GSCI® Excess Return Index Committee reviews any issues that may affect the components of the S&P GSCI® Excess Return Index, statistics comparing its composition to the market, commodities being considered for addition to the S&P GSCI® Excess Return Index and any significant market events. In addition, the S&P GSCI® Excess Return Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P Dow Jones Indices considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Excess Return Index Committee discussions are confidential.

Questions and Answers

The following is a non-exhaustive list of certain questions and answers relating to the underlier and the notes. For further discussion of these and other issues, you should read the section entitled “Additional Risk Factors Specific To Your Notes” starting on page PRS-9 in this Pricing Supplement and the section entitled “Risk Factors” in the accompanying Prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Because the notes are linked to a single-commodity index, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The underlier may be highly volatile, and we can give you no assurance that the volatility will lessen.

What does the underlier track?

The underlier for your notes , i.e., the S&P GSCI® Excess Return Index, is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The underlier tracks the performance of a weighted basket of contracts on certain physical commodities. The level of the underlier goes up or down depending on the overall performance of this weighted basket of futures contracts.

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Although the underlier tracks the performance of the commodity markets in a manner generally similar to the way in which an underlier of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the underlier are weighted based on their world production levels and the dollar value of those levels. Second, unlike stocks, futures contracts expire periodically and, in order to maintain an investment in futures contracts, it is necessary to liquidate such futures contracts before they expire and establish positions in longer-dated futures contracts. This feature of the underlier, which is discussed above, has important implications for changes in the value of the underlier.

What is a futures contract?

A futures contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in futures contracts is correlated with, but different from, the return on buying and holding physical commodities. The underlier currently is comprised solely of futures contracts on physical commodities traded on regulated futures trading facilities. However, it is possible that the underlier will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why do certain commodities indices track futures contracts and not physical commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Futures contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in futures contracts, or in an index of futures contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the futures contracts and, therefore, in the underlier level. In addition, the fact that futures contracts have publicly available prices allows calculation of an index based on these prices. The use of futures contracts, therefore, allows the underlier to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How is the basket of futures contracts weighted?

The basket of futures contracts that the underlier tracks is production-weighted, which means that the weight of each futures contract included in the underlier is determined by the average quantity of global production of the underlying physical commodity and its dollar value in the last five years of available data.

Can the contract included in the underlier be changed over time?

In order for a futures contract to be included in the underlier for the first time or to remain in the underlier, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g., denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the section “The Underlier.” The underlier sponsor performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the underlier fail to satisfy the criteria and/or certain contracts that have not been included in the underlier satisfy such criteria, the composition of the underlier will generally be changed. If, at the time of the monthly review between annual reviews, certain contracts that are included in the underlier cease to satisfy the specified criteria, certain contracts might drop out of the underlier, which will in turn result in a re-weighting of the underlier. Any such changes may impact the underlier, and therefore your notes. For further information with respect to changes in the composition of the underlier, refer to sections “Additional Risk Factors Specific to Your Notes” and “The Underlier” above.

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If the price of the underlying physical commodities goes up, will the underlier level, therefore, also go up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the underlier, which in turn tracks the performance of the basket of futures contracts included in the underlier, rather than individual physical commodities themselves. Changes in the prices of futures contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why do certain commodities indices track futures contracts and not physical commodities?”, the prices of futures contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the underlier level not changing in the same way.

Second, because futures contracts have expiration dates – i.e., dates upon which trading of the futures contract ceases, there are certain adjustments that need to be made to the underlier in order to retain an investment position in the futures contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the underlier. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the underlier and the performance of the underlying futures contracts.

What does “rolling” a futures contract mean?

Since any futures contract has a predetermined expiration date on which trading of the futures contract ceases, holding a futures contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the futures contracts, i.e., (i) selling near-dated (i.e., futures contracts that are nearing expiration) futures contracts before they expire and (ii) buying longer-dated contracts (i.e., futures contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The underlier replicates an actual investment in futures contracts, and therefore takes into account the need to roll the futures contracts included in the underlier, and reflects the effects of this rolling. Specifically, as a futures contract included in the underlier approaches expiration, the underlier is calculated as if the futures contract in the lead delivery month is sold and the proceeds of that sale are used to purchase a futures contract of equivalent value in the next delivery month designated pursuant to the underlier methodology. If the price of the designated futures contract is lower than the price of the futures contract then included in the underlier, the “rolling” process results in a greater quantity of the second futures contract being acquired for the same value.

Conversely, if the price of the designated futures contract is higher than the price of the contract then included in the underlier, the “rolling” process results in a smaller quantity of the designated futures contract being acquired for the same value.

What do “contango” and “backwardation” mean?

When the price of a near-dated futures contract is greater than that of a longer-dated futures contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated futures contract is less than that of a longer-dated futures contract. “Rolling” futures contracts in a backwardation or contango market can affect the level of the underlier.

How does rolling affect the level of the underlier?

“Rolling” can affect the underlier in the following two ways:

First, if, as described above under “What does “rolling” a futures contract mean?” above, the underlier

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theoretically owns more futures contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the futures contracts will be greater than if the underlier had owned the same number of futures contracts as before the rolling process. Conversely, if the underlier theoretically owns fewer futures contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the futures contracts will be less than if the underlier had owned the same number of futures contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the underlier (measured on the basis of its dollar value).

Second, the underlier theoretically sells a near-dated futures contract when it gets close to expiry and buys the longer-dated futures contract. In a contango market, longer-dated futures contracts are at higher prices than the near-dated futures contracts. In the absence of significant market changes, the prices of the longer-dated futures contracts which the underlier theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated futures contracts as they near expiry can potentially cause the level of the underlier to decrease. In a backwardation market, where the prices of near-dated futures contracts are greater than the prices of longer-dated futures contracts, the price of longer-dated futures contracts which the underlier theoretically buys and holds are expected to (but may not) increase as they near expiry. However, there are a number of different factors affecting the underlier level (as described below in “What factors affect the calculation of the level of the underlier other than rolling?”).

Does the underlier have a total return feature?

No. The return on your notes is based on the performance of the underlier, which reflects the price return and roll yield of the futures contract included in the underlier. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on a hypothetical fully-collateralized investment. The underlier and, therefore, the return on your notes will not include such a total return feature or interest component.

How else are the effects of rolling mitigated?

Because the underlier is diversified across underlying commodity investments, it is probable that underlying commodities will present varying market conditions, with some commodities generally being in contango and others generally being in backwardation. This diversification may help to offset the risk losses and gains attributable to rolling. Additionally, any losses or gains attributable to rolling may be offset by price movements in the underlying commodity.

What factors affect the calculation of the level of the underlier other than rolling?

The value of the underlier on any day is determined by making certain adjustments to the value of the underlier on the immediately preceding day, based mainly on the performance of the futures contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the futures contracts, are: (i) the price of the futures contracts included in the underlier and (ii) the production-weight of each futures contract in the underlier.

The price of the futures contracts reported by the relevant trading facilities expose the underlier to price volatility. The production weight of each contract in the underlier will be determined annually based on the global production of the underlying physical commodity, and adjusted as described above.

Can we assume any of such factors will have a direct effect on the level of the underlier?

These factors are interrelated in complex ways and affect the performance of the futures contracts comprising the underlier and, therefore, may offset each other in calculation of the level of the underlier. For example, a negative price performance in a contract with a larger production weight may completely eliminate a positive price performance in a contract with a smaller production weight. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical

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commodity) will have a direct and linear effect on the performance of the futures contracts and the level of the underlier at any given time. The level of the underlier, and therefore the amount payable on your notes, may decline even when one or more of these factors is favorable for the reasons explained in these questions and answers.

Where can additional information on the underlier be obtained?

For information about recent levels of the underlier, please read the subsection entitled “Historical Information” above. For further explanation on the underlier methodologies of the underlier for your notes and the S&P GSCI® Excess Return Index, please refer to the section “The Underlier” above.

Additional information about the underlier may be obtained from other sources including, but not limited to, the underlier sponsor’s website. We are not incorporating by reference into this document the website or any material it includes. Neither the issuer, the guarantor nor the agent makes any representation that such publicly available information regarding the underlier is accurate or complete.

License Agreement

We and S&P will enter into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P GSCI® Excess Return Index in connection with the issuance of the notes.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI®” are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by CIBC.

The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P GSCI® Excess Return Index to track general stock market performance. S&P’s and its third party licensors’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P GSCI® Excess Return Index which is determined, composed and calculated by S&P or its third party licensors without regard to the Bank or the notes. S&P and its third party licensors have no obligation to take the needs of the Bank or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI® Excess Return Index. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P GSCI® EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

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Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or any underlier commodity will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from February 3, 2013 through February 3, 2023. On February 3, 2023, the closing level of the underlier was 295.1975. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P GSCI® Excess Return Index

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Supplemental Plan of Distribution

GS&Co will purchase the notes at a discount reflecting commissions of $9.60 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $7.10 of selling commission. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

We will deliver the notes against payment therefor in New York, New York on February 10, 2023, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this Pricing Supplement in the initial sale of the notes.  In addition, GS&Co. or any of its affiliates or agents may use this Pricing Supplement in market-making transactions in any notes after their initial sale.  Unless we, GS&Co. or any of our or its respective affiliates or agents inform you otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

While GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that GS&Co. makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs.

The price at which you purchase the notes includes costs that the Bank. GS&Co. or our or its affiliates expect to incur and profits that the Bank, GS&Co. or our or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

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Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by the discussion entitled “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus, which you should carefully review prior to investing in the notes. This summary is directed solely to U.S. Holders and Non-U.S. Holders (each as defined in the Prospectus) that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

U.S. Holders. The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange of the notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (“Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

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Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the notes should be treated as ordinary gain or loss.

Since the underlier is an index that periodically rebalances, it is possible that the notes could be treated as a series of prepaid derivative contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the notes on each rebalancing date in return for new notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

If a Market Measure is an index that tracks the value of commodity futures contracts, it is possible that the IRS could assert that Section 1256 of the Code should apply to the notes or a portion of the notes. If Section 1256 of the Code were to apply to the notes, gain or loss recognized with respect to the notes (or the relevant portion of the notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to a U.S. Holder’s holding period in the notes. A U.S. Holder would also be required to mark the notes (or a portion of the notes) to market at the end of each year (i.e., recognize gain or loss as if the notes or the relevant portion of the notes had been sold for fair market value)

Non-U.S. Holders. Except as provided below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on amounts paid in respect of the notes, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, payments on the notes may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a Non-U.S. Holder of the note is engaged in the conduct of a trade or business within the U.S. and payments in respect of the notes are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on payments in respect of payments on the notes on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting. Please see the discussions under “Material Income Tax Consequences—United States Taxation—Tax Consequences to U.S. Holders—U.S. Backup Withholding and Information Reporting” and “Material Income Tax Consequences—United States Taxation—Tax Consequences to Non-U.S. Holders—Backup Withholding and Information Reporting for Non-U.S. Holders” in the accompanying Prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

PRS-35

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

Certain CANADIAN FEDERAL Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a “specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-36

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 15, 2021, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, the notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 15, 2021, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

PRS-37

Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes

due March 12, 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this Pricing Supplement nor the accompanying Prospectus Supplement or Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
About this Pricing Supplement	PRS-1
Summary Information	PRS-2
Additional Terms of the Notes	PRS-4
Hypothetical Examples	PRS-6
Additional Risk Factors Specific to Your Notes	PRS-9
The Underlier	PRS-21
Supplemental Plan of Distribution	PRS-33
United States Federal Income Tax Considerations	PRS-34
Certain Canadian Federal Income Tax Considerations	PRS-36
Validity of the Notes	PRS-37
Prospectus Supplement dated September 2, 2021
About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-16
Description of the Notes We May Offer	S-17
Supplemental Plan of Distribution (Conflicts of Interest)	S-48
Prospectus dated September 2, 2021
About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iv
Canadian Imperial Bank of Commerce	iv
Risk Factors	1
Use of Proceeds	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	23
Plan of Distribution (Conflicts of Interest)	33
Certain Considerations for U.S. Plan Investors	37
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	38
Validity of Securities	39
Experts	39

PRS-38

$30,680,000

Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes Capped Leveraged S&P GSCI® Excess Return Index-Linked Notes due March 12, 2024

Goldman Sachs & Co. LLC